Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

Transcend Services

Moderator: Donna DonFrancesco

March 7, 2012

9:00 a.m. ET

Operator:	Good morning, my name is (Melissa) and I will be your conference operator today. At this time, I would like to welcome everyone to the town hall meeting. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I would now like to turn the call over to Ms. Donna DonFrancesco. You may begin your conference.

Donna DonFrancesco:	Good morning, everyone. This is Donna DonFrancesco. We welcome you all to this very exciting company announcement meeting. Some of you got up very, very early and we appreciate that. I’m going to quickly turn it over to Larry and Larry go ahead and make the announcement.

Larry Gerdes:	Thank you, Donna. This is Larry Gerdes and I am proud to be on the largest conference call of my life with my Transcend colleagues. There are literally hundreds and hundreds of you on this call and it makes me proud to see what all of you have done for our great company. We have a very important thing happening for Transcend this morning that was announced on the public wires some, oh, about an hour ago regarding the fact that Transcend has entered into an agreement to be acquired by the Nuance Corporation in an exciting transaction that is priced at $29.50 per share which is one of the all time high valuations for Transcend. It is an exciting opportunity for Transcend to combine our world-class service organization for which we are recognized with the outstanding technology that Nuance has made available to the healthcare marketplace.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

It is truly one of those times when we can take two plus two and you’re going to easily get five, if not more because our services and their technology compliment each other so well. I would be remiss not to thank every one of you individually for your efforts for Transcend because believe me as Sue likes to say, we are definitely a team and every one of you and every one of your efforts has played an important role in creating this opportunity for Transcend, its employees, its customers and its investors.

This is a very, very exciting time. We had to announce this definitive agreement today, but it doesn’t mean this transaction is closed and it could take six to nine months for the transaction to be completed. That’s kind of difficult for people to understand because what it really means is we will continue to operate as an independent company, doing things the way we’ve always done it with the promise that we will be combining our two companies as soon as we go through some transactional steps, including the Department of Justice, before we can close this transaction.

So I want to be the first to congratulate each and every one of you. I want to make sure that you know that this is an exciting opportunity for all of us. It makes us bigger, better, stronger and it’s a recognition of what Transcend has accomplished and it should enhance everybody’s opportunities and that goes for our customers as well. So I’ll stop there, Donna and let other people you know contribute and then of course, I’ll be happy to answer any questions.

Donna DonFrancesco:	Great. Sue, do you have some comments?

Susan McGrogan:	Yes, I do. I mean this is a very exciting day, as Larry said and I’m just very, very excited about the marriage of two companies – two great companies, technology and Nuance and you all know the Nuance technology, some of you are on it now with eScription and Dictaphone and et cetera. And we bring a great, great service component and I can assure that this is a wonderful opportunity for all of our employees and we never would have got here without all of your hard work.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

So really the biggest thing to talk about is that today is going to be a very exciting day, a very busy day, we’ll have a lot of questions from employees and customers. We want to be able to answer all your questions. There might be some that we can’t answer and we’ll get back to you, but you know we want you to know that we feel for sure that this is the best opportunity for our customers and our employees as we go into you know the healthcare technology and different avenues in healthcare.

So I hope everyone is as excited about it as we are. I’d love to talk to anyone that wants to talk to me directly, that’s fine and we’re going to open it up for questions here shortly.

Donna DonFrancesco:	Any other questions? That anyone would like – any other comments that anyone would like to make?

Lance Cornell:	Yes, this is Lance. I’ll jump in and just say – echo what Larry and Sue said. I want to thank especially the team of people that did know about this transaction because we had to get a lot of people together to work on the due diligence process. And so you know I’m sitting across the table from Michelle here who spent countless hours pulling documents and contracts and all those sorts of things and she’s just one example, there are others and if I did the list, it would be like you know the acceptance speech where you forgot the people that you were supposed to talk about. So I won’t try to do the long list, but a lot of people put in a lot of hours on this thing. There were some all nighters along the way. So I just appreciate everyone’s hard work to get to this point.

I’d also say that you know over the course of my career I’ve seen a lot of transactions where companies have come together. We’ve done a few of them ourselves and we certainly don’t do it perfectly and as a lot of you on the phone have probably been at other companies that Transcend has acquired and so you know that we’re not perfect and we stumble and make mistakes. And I’m sure Nuance and Transcend will make a few mistakes along the way. We won’t be perfect, but we’ll be doing our best especially in terms of you know transparency and openness with you guys in terms of letting you know what’s going on, letting you know what our plans are and that sort of thing.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

At this particular point in time, it’s a little awkward to talk about our plans because they’re really – you know to say it simply, there aren’t – there is no big master integration plan on how this thing is all going to work. We have a lot of time between the signing which was last night and the close, as Larry said, in six to nine months. That’s the timeframe for us to figure out the integration plan. So you know my experience has been that the first question everyone wants to know is, you know do I have a job and does my pay change. And the answer to that is nothing changes anytime soon. You know between now and close, we are Transcend operating as we always have.

We actually have to compete against Nuance in the marketplace and we’ll continue to do so. And after close, there will be an integration process, which will take a long time presumably, and I think it’s important to remember that in the integration process, Transcend is a very large transcription business for them. We think that it’s larger than their internal transcription business if you just look at the service piece of it and not the eScription platform itself. So they’re going to be relying on us for you know for processes, for structure, for the expertise of all of you. But we – you know there is no integration plan at this point in time.

So we expect it’s going to be a long time before anything changes significantly. We can’t sit here and promise everybody that there will never be change because there would be change if it was Transcend on a standalone basis and there will be certainly some change you know two, three years down the road with this kind of a combination. But it’s a long way away and we will communicate it as we get that information and you know that’s our commitment to you – all of you to just keep you up to date on the latest and greatest information about what’s going on.

And I think that’s it. I’m – it’s an exciting day, from my perspective as well. I agree that it’s a great marriage of a fantastic services company with a great technology company and I like what we’ll be able to do together as a combined entity one day.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

Donna DonFrancesco:	And I would also ask you – this is Donna (inaudible) again to please keep an eye on your e-mail as much as possible. You’ll see several letters coming out today from various folks, so please keep an eye on that and feel free to share that information with other MLSs who may not have been able to join this call. And I think now we will open it up to Q&A and please, if you have any questions going forward, do not hesitate to ask your managers, do not hesitate to call any of us in human resources. We will be happy to answer whatever questions you have to the best of our ability and we will continue to send out communications all through this process.

Operator:	At this time …

Male:	Operator?

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star one on your telephone keypad. That is star one to ask an audio question. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of (Employee #1).

(Employee #1):	I’m sorry. I accidentally hit that. I was thinking it was – but I guess since I’m on here, about the job situation. I know you don’t know exactly what will transpire down the line. But pretty much can you say our jobs are secure at this point?

Donna DonFrancesco:	What we can tell you certainly is that there does not appear that there will be very many layoffs at all as a part of this process and certainly nothing over the timeframe until we close the deal. But remember all of you that are in operations and our transcriptionists, we need you all to be keeping our clients happy and to be doing your jobs everyday. So certainly wouldn’t be worried if I were you.

(Employee #1):	Thank you.

Operator:	Your next question comes from the line of (Employee #2).

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

(Employee #2):	Hi, my question was regarding Nuance’s relationship to (MedQuist) and are we looking at being gobbled up, Transcend, (MedQuist) and Nuance all being the same company?

Lance Cornell:	Yes, I think the challenge to something like that for both (MedQuist) and Nuance, I suppose anything is possible, but I think the Department of Justice would look very strongly at the two speech recognition technologies and might have some questions about those two technologies coming together under one company. So it would be – I suppose anything is possible. We’re just speculating. But clearly that would be one of the challenges that a transaction like that would face.

(Employee #2):	So if that were – should happen, then do we fall under (MedQuist) rules or Transcend rules?

Lance Cornell:	Yes. It’s – I mean nothing like that is on the radar screen right now. This is just a Nuance/Transcend transaction and you know any other transaction that might happen some day would just be pure speculation.

(Employee #2):	OK. Thank you.

Operator:	Your next question comes from the line of (Employee #3) (inaudible).

(Employee #3):	Hi, I have a question. Will we be able to purchase the shares?

Lance Cornell:	The stock is freely trading, so there is – now that this announcement is out there, there’s nothing stopping any employee from buying shares on the open market if you choose to do so.

(Employee #3):	But we don’t get any discount on the shares through Transcend?

Lance Cornell:	We do not have an employee stock purchase program with a discount. No, we don’t have that right now.

(Employee #3):	Is that something you’re going to – you’re seriously taking a look at in the future? Or is that something you’re staying away from?

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

Lance Cornell:	We haven’t considered recently here and I don’t think it would make sense to put it in place at this point in time given that we’re you know six to nine months away from combining with Nuance.

(Employee #3):	Yes.

Larry Gerdes:	Lance, let me add to this. This is Larry. Your question is a very interesting one because years ago we had an employee stock purchase plan, but with so little participation, we finally a few years ago terminated that plan. So as Lance said, we don’t have one now.

(Employee #3):	OK. I’m – I’ve only been with the company for two years. I have one more question. If this becomes a very successful endeavor and obviously it is going – it sounds like it is going to be, is there going to be consideration in the future of a cost of living increase at all?

Larry Gerdes:	Lance, do you want to answer that or do you want me (inaudible)?

Lance Cornell:	I don’t know about that. Well, I think you know the reality is going to be driven by the competitive dynamics in the marketplace just as it has been. So you know it’s – we certainly haven’t spoken with Nuance about any integration plans, including comp plans and things like that. So I really couldn’t say.

Larry Gerdes:	Yes, this is Larry. I really don’t know what their policies are as it regards how they handle pay. If it’s in production, it’s a little more complicated because you know we’ve applied technology and hopefully, will continue to apply technology to improve production. If it’s in other areas of the company, again I don’t know what their policies will be, so that would be speculation on our part.

(Employee #3):	All right. Thank you.

Larry Gerdes:	Thank you.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

Donna DonFrancesco:	But certainly, as we go through this process, your pay and benefits will remain the same between now and close with no changes and anything that changes as we transition, we will be communicating very clearly to you ahead of time.

Operator:	Your next question comes from the line of (Employee #4).

(Employee #4):	Hi, I’m not sure what the policy is or how Nuance operates on an outsourcing basis, but do they use outsourcing? And what percentage? And do they plan on increasing that? Thank you.

Lance Cornell:	That’s a good question.

Susan McGrogan:	Yes, this is Sue. If I can answer that. Nuance has a division called Focus Informatics, which a lot of you are probably aware of, but I’m sure you know that we also have an India component and I can – you know and we’re very proud of that. I mean we have offices in Bangalore and (Shenai), as well as we use some vendors. I do know that Nuance does have a company division in India as well and you know so by that token, we’re pretty much the same and I can’t say – I can say from our aspect just like we’ve always said, our domestic transcriptionists are very, very important to us.

Lance Cornell:	And I don’t know if they use any other third party outsourced companies like other MTSOs.

Operator:	Your next question comes from the line of (Employee #5).

(Employee #5):	I actually missed what the important message was. I got on the call late. It sounds like you’re going with another company, you’re merging.

Larry Gerdes:	Yes, this is Larry. We have announced in the marketplace at eight am this morning that we’ve entered into a definitive agreement to be acquired by Nuance in a transaction that won’t close for probably six to nine months. But we have the legal responsibility to make even that definitive agreement public knowledge prior to the closing because it’s so important to the company. And the other thing I would add and I would encourage all of you to read the press release, it is a transaction that has been put together at a valuation I think that reflects you know the efforts of all our employees (inaudible) the last several years in building Transcend up as the leading services company in our industry. So that was the announcement.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

(Employee #5):	Oh, OK. And about voice recognition, I hear that the hospital that I work for or transcribe for is going to voice check recognition on radiology and that they will not have radiology any longer. And I was just wondering, that’s all I do, so I’d probably be one of the ones getting laid off and they said something about it coming around next week, it’s supposed to go live.

Susan McGrogan:	This is Sue. You should talk to your manager about that. One thing has nothing to do with the other. I also want to be careful about the term layoffs. I can’t imagine that any transcriptionist – as we said, we’ve never had layoffs of transcriptionists. We’re currently – you know we do lose some things to voice recognition, especially radiology, as we’ve all discussed. But you know I see the transcription field and the need for transcriptionists to continue. So the fact that you’re losing your account to front end has happened, I mean that’s actually how we’ve lost the bulk of business is to front end speech, especially in radiology, which I’ve discussed with many of you. However talk to your manager because you can be assigned a different account.

(Employee #5):	OK. And the manager like would be (Employee #6) in my case?

Susan McGrogan:	Exactly.

(Employee #5):	OK. Thank you.

Operator:	Your next question comes from the line of (Employee #7).

(Employee #7):	Hi, just I was a little bit late getting in on the call myself, but I think all my questions have been answered by the lady who was on last. So, I just wanted to know what exactly was going on.

Donna DonFrancesco:	OK. Thank you.

Operator:	Your next question comes from the line of (Employee #8).

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

(Employee #8):	Yes, I actually have two questions. One is why is the Department of Justice involved in private company business and decisions? And also Encore, I just started transcribing on Encore, which I had the impression is a Transcend creation. I just wondered if that Encore will continue to be a system we use.

Lance Cornell:	Yes, this is Lance. To answer your first question about the Department of Justice, anytime two public companies of this size come together there’s a requirement that we file a document with the government to explain the transaction and the government looks at it from an anti-trust perspective. So they’re trying to make sure that the transaction doesn’t improperly eliminate competition in the marketplace, so you know monopoly types of concerns, those sorts of things. So the – it’s a standard process for any transaction like this that we go through and it can be fairly painless and quick. You know it can take 30 days or so. And it can drag out, in some cases, for months and months and months just depending on how many questions the government asks and how much they want to dig into it. You know the – our analysis is that ultimately neither company has such a large share in the market that we would expect this to be particularly problematic other than just that it can take some time.

Someone want to speak to the second question?

(Employee #8):	The other question was about Encore.

Susan McGrogan:	(Inaudible) this is Sue. No decisions have been made yet, but it’s business as usual. I also want you as we’re talking here I’m getting a lot of e-mails from transcriptionists about the term used layoffs. I just want to reiterate that I’ve never had layoffs of transcriptionists in all my 25 years of business and I don’t plan to see that happening now either. Your jobs will change as they’ve changed over the years. I mean many of you remember being on (Selectrix) typewriters, then we have editing and there’s other – jobs will change, but please I don’t want anyone to take the word layoff, I think that was inadvertently used because there will not be any layoffs of transcriptionists.

Operator:	Your next question comes from the line of (Employee #9).

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

(Employee #9):	I just pretty much have the questions – I got on the call late. But as far as you saying the jobs will change, does that mean we’re going to lose accounts and go on different accounts or you just don’t know what’s going to happen after?

Susan McGrogan:	Well, this is Sue again. I hope we – our goal in any acquisition whether we’re acquiring or we’ve been acquired and you know we’ve been through this, a lot of you have been through this. For example with me, my company was bought by Transcend seven years ago and it’s been great. I believe everyone that is part of that would say it’s been a great opportunity for everyone, including myself. So when we talk about opportunities for transcriptionists and our goal has always been with any acquisition to not lose any people and to not lose any customers and that’s what we’re going to do. I mean we have – of course we’ve got a lot of questions from our customers that we’re going to be answering today and a lot of people will be doing that. But you know we view this as a very, very positive thing for our customers and for our employees.

And when I talk about jobs changing, I’m talking about the evolution of transcription over the years. You know many of you started on a typewriter; many of you then went to editing. You know it’s just a lot of changes, a lot of – we look at you know auditing and all of these other things. So I think that the industry is changing and you know the only thing constant, so they say, is change. So I really just don’t want you to be afraid. I don’t want anyone to feel fear. I want you all to feel excitement for what’s going to happen and that we are joining a bigger company that can give us many, many opportunities. I feel the same way I did when I sold my company seven years ago to Transcend, it was a bigger company and we all – you know the management team, the (inaudible), the transcriptionists, everyone got more opportunities from that and this is what I view is going to happen here.

(Employee #9):	I’m just don’t want to lose my account that I work on. I’ve worked on it for years.

Susan McGrogan:	Well, I don’t want you to lose your account either, believe me. So we’ll work hard to keep it.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

Larry Gerdes:	This is Larry. One thing that I would say your question is very relevant. The one thing we always try to do in every transaction we’ve ever had is to keep all of the accounts and keep them happy because that’s what pays all of us. So we are going to do everything we can to keep our accounts happy and also make sure they, just like our employees are aware that this transaction will even make us you know a better and broader company in the services we can offer. So we’ll even be bigger and better. But you’re – that’s a very good question. I appreciate that.

Operator:	Your next question comes from the line of (Employee #10).

(Employee #10):	Wondering if there are any planned changes in management.

Larry Gerdes:	Pardon?

(Employee #10):	I was wondering if there were any planned changes for management. Will you guys …

Larry Gerdes:	No.

Susan McGrogan:	This is Sue and no, there isn’t.

Operator:	Your next question comes from the line of (Employee #11).

(Employee #11):	Hi, I have bunches of questions now. Will corporate still be based in Atlanta?

Larry Gerdes:	I’m sorry (inaudible) – eventually, the corporation, once it’s closed, the legal headquarters will be where the Nuance headquarters are and Lance, are they in Boston?

Lance Cornell:	Yes, outside Boston.

Larry Gerdes:	Yes. But the Transcend headquarters will remain in Atlanta and Transcend will probably play a bigger and more important role in their entire services organization. So you know when you get to a certain size with the company, it’s not so much the legal headquarters that are important. It’s really where the operational headquarters are and Atlanta it will remain in operational headquarters.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

(Employee #11):	Right. Next question is, how exactly does (MedQuist) fit into all of this? I’ve heard the – I’ve heard (MedQuist) mentioned and that’s as far as I’ll go right there. I know some things about (MedQuist). But how does (MedQuist) fit into all of this?

Larry Gerdes:	They really don’t. (MedQuist) is a competitor of ours and they’re a competitor of Nuance’s. Now we use (MedQuist)’s platform because (MedQuist) acquired (Multi Modal) and we use (Multi Modal) speech engines. But (MedQuist) really has nothing to do with this transaction. I think that the question you heard before was somebody was asking, is there a possibility that the next thing will happen is (MedQuist) will gobble it up? And Lance gave a very good answer on why that probably wouldn’t happen and also I would say that (MedQuist) is enough smaller that Nuance, as a company, that it’s very unlikely they could have the capacity to do that. So the answer to your question is (MedQuist) really has nothing to do with this transaction.

(Employee #11):	Thank the Lord. And I heard somebody talking about they were in radiology and radiology went to speech rec and they were – but with – even with speech rec, we still have the position of having to listen to those reports as we’re reading through them and make sure that it is correct because the computer – I mean for instance the computer cannot differentiate between two, to, too and the number two. So would she still not have the opportunity to do the editing into that? Or is completely gone?

Susan McGrogan:	The answer is it depends. I mean it depends on the facility. Some people buy a front end speech and they have their physicians’ total self-edit. Other facilities want us to edit in radiology and I think we’ve seen that across the board. We have a lot of editing in radiology. We also have some that go away. So really specific questions like that, it’s very hard to say. I would go to your manager about your radiology account and just see. I’m not aware from my standpoint I’m not aware of any accounts going away and I certainly want them to.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

(Employee #11):	OK. And that brings up the last question, with two companies coming together, will that not add more accounts instead of taking – I mean it’s like if Wendy’s buys – when Wendy’s had Arby’s, instead of just having the Wendy’s store, now you have Wendy’s and Arby’s. So would the same not apply to this quote merger? I mean or acquirement?

Susan McGrogan:	This is Sue. I’ll take – I think it’s more – I’m sorry, Larry. I was just going to say, yes, it’s more opportunity and I think that’s the way everyone should look at it is that it’s much more opportunity and you know so Larry, I’m sorry.

Larry Gerdes:	No, that’s what – I was going to say. I think your observation is very, very relevant. We’re just going to be a much larger company with much more – a much larger customer base, so it’s all good.

(Employee #11):	So even if we got – if somebody got quote to use the bad term laid off at one account, there’s a gazillion other ones that they would be able to go to. So it’s not like you’re going to be losing your job.

Susan McGrogan:	No.

Larry Gerdes:	That’s right.

Susan McGrogan:	You’re correct.

(Employee #11):	That’s it. Thank you very much.

Donna DonFrancesco:	Thank you for your questions.

Operator:	Your next question …

Donna DonFrancesco:	I think we have about five more minutes.

Operator:	Your next question comes from the line of (Employee #12).

(Employee #12):	This is (Employee #12). I was just going to ask if we would still use Beyond Text and Encore, but I believe that’s been answered. It just – it will be determined in six to nine months. So that’s OK.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

Lance Cornell:	Yes, the only other thing we’d add to that is we would expect to be on our platforms for a long time. Any transition from platform – any platform to any other platform has to be done very carefully and would take a lot of time.

Susan McGrogan:	And if I may just answer – I’m getting questions in e-mails. This is Sue. If I may just say that you know the raw model is a very good model, it’s our model, it’s our service model and how we deliver service. So just like I said with the transcriptionists, there’s no reason to believe that any QA specialists, team leaders or (ROMs) are not going to continue to not only have jobs, but prosper and even more room for advancement.

Operator:	Your next question comes from the line of (Employee #13) (inaudible).

(Employee #13):	I think that she said my name, it’s (Employee #13). I don’t want to make this really personal, but having just come from STI who was acquired by (inaudible), we were told the very same thing that nothing would change and all our jobs were secure. And most of us got a phone call a couple of weeks after that and said on that day this is your last day, no ifs, ands or buts about it. We came to Transcend thinking that this was the size of company that we wanted to be with and I worked for (MedQuist) for 13 years and I can tell you that bigger is not always better. And I think the lack of communication that we had with (MedQuist) was the biggest problem and I think more than a question I have a statement to ask you all to please, please keep us in touch. We have obligations and things out there that you know we want to know what our future is and what we can buy and what we don’t need to buy or things like that. It’s just really difficult to think that everything is secure and in one day somebody calls you and says this is it, you’re done.

I’ve been like this for 32 years and trust me it is not fun. It has changed considerably and will continue to change and I understand that. But please just keep the line of communication open to us and like this call today, I mean I read this on Facebook eight minutes before the call came through. And that’s difficult to hear.

Susan McGrogan:	Well, this is Sue and we’ve tried very hard to make sure that no one heard it through the news or Facebook, et cetera. I understand what you’re saying

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

about acquisitions and sometimes they don’t go as well as others. We’ve tried to be very transparent in communications and I think you’ll see that that’s what we do. I know the acquisition you’re talking about. I know what happened there. It did lose a couple of accounts to us and that’s why you know we hired a lot of some great folks from STI.

You know I do just want to say that I guess the only thing that we can do to say trust us is to see you know what we do. We will communicate with you. We have been through very successful acquisitions. I mean I came from an acquisition myself and now I’m president of a company. So I mean there are acquisitions, not all acquisitions are like you say were you know you just there’s a lot of cuts and et cetera and I do not view this as one.

I would not and I know Larry and Lance feels the same way and our team feels the same way. When we looked at this, we wanted to make sure that this was the best possible place for all of us. For our customers, for our people and we really – we don’t take these decisions lightly. We care about all of you. I hope that you see that through our communications. We’re not like some other companies. You know of course I’m biased and we feel we’re the best one out there and I know that bigger is not always better, but it gives us the opportunity that maybe we wouldn’t have had before with some technology, with you know coding, things of that nature.

So I know there’s a lot of fear an anxiety out there, but please trust that we will keep you in the loop. You know it’s not our intention to sit here and lie. We really thought long and hard about what was best for our employees and customers.

(Employee #13):	I appreciate that and I hope that you are – well, if you can negotiate with them to – I mean this business has taken a step back as far as transcription pay. I make less money now than I did 15 years ago. So I think if you can just you know some way negotiate with them that we won’t lose money again. We lost money from when we came STI to Transcend. And going down is not good thing for us. So if you can in some way keep all of that in mind. I mean we’re people out here with responsibilities too so I would appreciate that and I think all of us would. And thank you.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

Susan McGrogan:	Thank you.

Lance Cornell:	Thank you.

Donna DonFrancesco:	OK. I think we may have time for one more question.

Operator:	Your next question comes from the line of (Employee #14).

(Employee #14):	Hello.

Donna DonFrancesco:	Hey, Employee #14.

(Employee #14):	I think the thing about all of us, all of us are very, very apprehensive about this. As an MLS, I think – I don’t think that there’s anybody that’s not going to be. And I think the thing that bothers me the most is, Larry, you know I’ve written you e-mails previously, Sue, I’ve written you e-mails. And will we still have this open door policy? Will we still be able to come to you all or are we going to have to go through somebody else? How is that going to work?

Susan McGrogan:	Larry, you – if I could take this one and then maybe you can? I will tell you one thing, I’m not going anywhere and I will never work anywhere where can’t have an open door policy. Because Donna, I know I’ve talked to you a lot, as you’ve talked with Larry. That will never change. You can always – you know everyone has my cell phone number. I try to answer my e-mails in a prompt fashion. You know we’ve tried to give the (ROMs) a lot of information so they can also answer your questions. But you know I know this can be a very apprehensive time for a lot of you. We want to do whatever we can to make sure that your fears and your questions are answered.

There’s some things we just don’t know, but what I do know is that Nuance is a very good company and you know I’ve met a lot of the folks there. They’re a very, very good company and they feel the same way as we do about taking care of people. We always look for cultural fits and our culture is one of very transparency, open door and that’s what I’ve seen of their culture as well. So you know please know that you can still call us, e-mail us any time you want, that’s not changing.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

(Employee #14):	OK. Good. Thank you.

Donna DonFrancesco:	Larry, do you want to say any closing comments or Sue or Lance?

Larry Gerdes:	I guess the best way to close is back to what Sue just said and what Donna asked because Donna has been a great employee for Transcend and has been very good about communicating with us through the years. And she’s always been very supportive of Transcend and when we do things right. And I do agree these are times that people can be apprehensive and worry and I think that there also comes a time when you have to say, do I trust the Transcend management to do what’s best for me? And that’s what I always try to come back to and then I ask myself as a manager, am I doing my best for our employees and our customers?

I am very, very proud of everybody on this phone call in all aspects of the company because of the hard work you’ve put in to make us the best company in the industry. When Nuance looked at the opportunity to get together with Transcend, they only did it because of the strength of our management, our MLS, customers and how we lead this industry. So from a lot of aspects you’ve got realize we’re somewhat in the driver’s seat here because we really know what we’re doing. Now (inaudible) for the next six to nine months, but then even after that we’re going to be around to make sure that the changes we effect are the right ones. So I think these are very good questions, as usual our employees have been very candid which is the way you always want to be and I just can’t tell you how excited I am for all of us. And but it’s going to be a lot of work over the next several months before we get this closed.

So that’s all I wanted to say, but I do appreciate both Donna’s too and the hard work all of our team members have put into making not only just this communication possible, but all the things that have gone into getting this transaction accomplished.

Susan McGrogan:	And I echo that, Larry. Everybody in corporate, all the – we have a very small team of people that knew about this and knew what was going on and it happened very quickly and I really appreciate everyone. There were long nights in addition to the day jobs and wow, we just – we’re a get it done type company and we are going to be – this is going to be a very, very successful acquisition. And I – mark my words, we are all going to be – we are all going to benefit from it.

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

Donna DonFrancesco:	OK. Thank you very much, everybody. Again we appreciate you spending your time with us this morning. Please keep an eye on your e-mail because that is the primary place that we communicate from, although you will see things posted on Facebook and on our Website. So if you want to check all three of those, we will be posting additional information. We will send out a letter from (Janet Deleon) who – a nice welcome letter from Nuance from her. So please be on the lookout for those kind of communications and communications in the coming months.

Thank you, everybody.

Susan McGrogan:	Thank you everyone.

Larry Gerdes:	Thank you, everybody.

Operator:	Thanks for joining today’s conference call. You may now disconnect your line.

END

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, Nuance will cause Merger Sub to file a tender offer statement on Schedule TO with the SEC and Transcend will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors and Transcend stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all stockholders of Transcend at www.trcr.com or by contacting Transcend at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328, Attn: Investor Relations (678) 808-0600.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such

Transcend Services

Moderator: Donna DonFrancesco

03-07-12/9:00 a.m. ET

Confirmation # 59964250

statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Transcend stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Transcend’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of the date hereof. Transcend disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Transcend’s public disclosure filings are available from the company.